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                                                                      EXHIBIT 11

               CHRYSLER CORPORATION AND CONSOLIDATED SUBSIDIARIES
               --------------------------------------------------
                         EARNINGS PER COMMON SHARE DATA
                               APB 15 CALCULATION

                                                                        YEAR ENDED DECEMBER 31
                                                                    ------------------------------
                                                                     1996        1995        1994
                                                                    ------      ------      ------
                                                                     (IN MILLIONS OF DOLLARS AND
                                                                               SHARES,
                                                                       EXCEPT PER-COMMON-SHARE
                                                                              AMOUNTS)
PRIMARY:
---------
  Net earnings.................................................     $3,529      $2,025      $3,713
  Preferred stock dividends....................................         (3)        (21)        (80)
                                                                    ------      ------      ------
  Earnings attributable to common stock........................     $3,526      $2,004      $3,633
                                                                    ======      ======      ======
  Weighted average shares outstanding..........................      730.3       748.4       708.6
  Shares issued on exercise of dilutive options................       26.5        21.1        20.6
  Shares purchased with proceeds of options....................      (19.1)      (14.0)      (11.5)
  Shares contingently issuable.................................        0.9         0.8         0.7
                                                                    ------      ------      ------
  Shares applicable to primary earnings........................      738.6       756.3       718.4
                                                                    ======      ======      ======
FULLY DILUTED:
--------------
  Earnings attributable to common stock........................     $3,529      $2,025      $3,713
                                                                    ======      ======      ======
  Weighted average shares outstanding..........................      730.3       748.4       708.6
  Shares issued on exercise of dilutive options................       26.5        24.1        22.2
  Shares purchased with proceeds of options....................      (18.7)      (16.4)      (13.0)
  Shares applicable to convertible preferred stock.............        4.4        34.7        95.8
  Shares contingently issuable.................................        1.7         1.5         1.9
                                                                    ------      ------      ------
  Shares applicable to fully diluted earnings..................      744.2       792.3       815.5
                                                                    ======      ======      ======
PER COMMON SHARE DATA:
----------------------
  Primary:
     Earnings before extraordinary item and cumulative effect
       of a change in accounting principle.....................     $ 5.03      $ 2.78      $ 5.06
     Extraordinary item........................................      (0.26)         --          --
     Cumulative effect of a change in accounting principle.....         --       (0.13)         --
                                                                    ------      ------      ------
     Net earnings per common share.............................     $ 4.77      $ 2.65      $ 5.06
                                                                    ======      ======      ======
  Fully Diluted:
     Earnings before extraordinary item and cumulative effect
       of a change in accounting principle.....................     $ 5.00      $ 2.68      $ 4.55
     Extraordinary item........................................      (0.26)         --          --
     Cumulative effect of a change in accounting principle.....         --       (0.12)         --
                                                                    ------      ------      ------
     Net earnings per common share.............................     $ 4.74      $ 2.56      $ 4.55
                                                                    ======      ======      ======

NOTE: Primary earnings per common share amounts were computed by dividing earnings after deduction of preferred stock dividends by the average number of common and dilutive equivalent shares outstanding. Fully diluted per common share amounts assume conversion of the convertible preferred stock, the elimination of the related preferred stock dividend requirement, and the issuance of common stock for all other potentially dilutive equivalent shares outstanding. Computations of primary earnings per common share exclude the effect of common stock equivalents and shares contingently issuable for any year in which their inclusion would have the effect of increasing the earnings per common share amount or decreasing the loss per common share amount otherwise computed. All per share data has been adjusted to reflect the two-for-one stock split.